EXHIBIT 10.27
-------------





                     LANDMARK COMMUNICATIONS, INC.
                      LANDMARK VENTURES VII, LLC
                       150 W. Brambleton Avenue
                        Norfolk, Virginia 23510



                           November 12, 2001



Mr. Matthew Moog
President & CEO
CoolSavings, Inc.
360 N. Michigan Avenue, 19th Floor
Chicago, Illinois 60601


Re: Securities Purchase Agreement among Landmark Communications, Inc., Landmark Ventures VII, LLC, CoolSavings, Inc. and coolsavings.com inc., dated as of July 30, 2001 (the "Securities Purchase Agreement") (Capitalized terms used herein shall have the respective meanings given such terms in the Securities Purchase Agreement.)


Dear Matt:

     By way of attachment to the Officer's Certificate required to be delivered by the Company pursuant to Sections 6.3 and 7.3 of the Securities Purchase Agreement, you have notified the Landmark Parties of apparent breaches by the Company of certain representations and warranties contained in the Securities Purchase Agreement and the Amended Loan Agreement. It is not entirely clear to us whether the Company was in breach when the representations or warranties were made or whether such breach has subsequently arisen (the Company expressly warranted that the representations and warranties would be true and correct as of Closing).
In either case, the Landmark Parties have potential claims against the Company for damages. In addition, the conditions set forth in Sections 6.1 and 7.1 of the Securities Purchase Agreement (among other conditions) have failed and the Landmark Parties are not obligated to proceed with either the First Tranche Closing or the Second Tranche Closing.

     Further to our discussions, this shall serve as written confirmation that, notwithstanding such breaches, we intend to proceed with the First Tranche Closing and the Second Tranche Closing, subject to the Landmark Parties hereby reserving all rights under the Securities Purchase Agreement and the Amended Loan Agreement (including, without limitation, all indemnification rights pursuant to Section 11.5 of the Securities Purchase Agreement with respect to such breaches). This reservation of rights is made based upon the Landmark Parties' knowledge and information as of the date hereof (substantially all of which has been provided by the Company) and, therefore, is not intended to cover or in any way relinquish other claims.

CoolSavings, Inc.
November 12, 2001
Page 2




     I ask that you please countersign this letter on behalf of the Company to acknowledge receipt of this letter and to further agree to the following (which, to the extent necessary, shall serve to amend the Securities Purchase Agreement and/or the Amended Loan Agreement, as applicable):

     1. Because the Company has exhausted the cash needs assumed under the Base Forecast, any additional cash needed during the Additional Option Period will by definition give rise to a Shortfall Purchase Option and the Shortfall Amount related thereto will equal such needed cash. Your Board previously approved the amendment and restatement of the Grid Note and increased the amount the Company was authorized to borrow under the Grid Note. The Board also acknowledged that amounts borrowed under the Grid Note could be applied by us in our discretion to the aggregate Share Price due in connection with the exercise of any Shortfall Purchase Option. The Grid Note shall remain outstanding after the First Tranche Closing and the Second Tranche Closing. Therefore, we ask that you confirm that if we in our discretion choose to advance funds under the Grid Note as opposed to making a direct exercise of a Shortfall Purchase Option, we will have until the end of the Additional Option Period to require that such amounts advanced under the Grid Note be applied, in whole or in part (and on one or more exercise dates), toward the exercise of the Shortfall Purchase Options that exist (i.e., our decision to make an advance, and the existence of the infused funds, does not waive the right to exercise the corresponding Shortfall Purchase Option). Any amounts not applied by the end of the Additional Option Period toward the exercise of the Shortfall Purchase Options shall remain outstanding until paid pursuant to the Grid Note.

     2. Because the conditions to the First Tranche Closing and Second Tranche Closing were not satisfied on or before October 25, 2001, under the Company's Certificate of Incorporation (the "Charter"), the number of "Reserved Series B Seats" (as defined in the Charter) shall be determined under Article Fourth, Section B.4(e)(i) of the Charter (i.e., not less than a majority) and not determined by Section B.4(e)(ii).

     3. Because the option repricing contemplated by Section 5.14(b) has not occurred, the consummation of the Closings shall not be deemed a waiver by the Landmark Parties of their rights with respect to the repricing.

     4. Under Section 11.4 of the Securities Purchase Agreement, the obligations under Section 2.4 are intended to survive the Second Tranche Closing and the references to "Closing" and "Closing Date" in Section 11.4 are intended to extend to the Additional Option Closings and the corresponding closing dates.

CoolSavings, Inc.
November 12, 2001
Page 3




     Please continue to keep us informed of your progress on any or all of the matters referred to above.



                                  Very truly yours,


                                  /s/ Guy R. Friddell, III
                                  ------------------------------
                                  Guy R. Friddell, III



cc:  Peter Sugar, Esquire
     Thomas C. Inglima, Esquire





ACKNOWLEDGED AND AGREED:

CoolSavings, Inc.


By:  /s/ Matthew Moog
     -----------------------------
     Matthew Moog, President & CEO